Exhibit 99.1

PRESS RELEASE	BNC BANCORP
FOR IMMEDIATE RELEASE	CONTACTS:
Richard D. Callicutt II, President and CEO David B. Spencer, Senior Executive Vice President and CFO
September 30, 2014	336.869.9200

BNC BANCORP ANNOUNCES COMPLETION

OF FIXED TO FLOATING RATE SUBORDINATED NOTES OFFERING

HIGH POINT, NC.  BNC Bancorp (NASDAQ: BNCN) (the “Company”), the parent company of Bank of North Carolina (the “Bank”), today announced that it has completed the public offering and sale of $60 million of its 5.5% Fixed to Floating Rate Subordinated Notes due October 1, 2024 (the “Notes”). The Notes will bear interest at a fixed rate of 5.5% per annum from and including September 30, 2014 to but excluding October 1, 2019, payable semi-annually in arrears. From and including October 1, 2019 to the maturity date, the interest rate will reset quarterly to an annual interest rate equal to the then-current three-month LIBOR plus 359 basis points, payable quarterly in arrears. The Notes were sold to the public at par, resulting in net proceeds, after underwriting discounts and commissions, of approximately $59.1 million.

The Company plans to use the proceeds of the offering to fund the payment of the outstanding principal balance on its $30.0 million senior unsecured term loan with Synovus Bank, to fund the payment of accrued and unpaid interest and prepayment fees due under such loan, and for general corporate purposes.

Richard D. Callicutt II, President and CEO, noted, “We have watched the debt markets for several quarters and ultimately felt the timing and the amount of this issuance was ideal for our Company. We are extremely pleased with the demand for the offering, and with the resulting new capital the Company and the Bank are both well positioned to continue to pursue both organic and acquisition opportunities that enhance our franchise and provide meaningful value to our shareholders.”

Mr. Callicutt continued, “After completion of this debt offering, we have no immediate plans to utilize the registration statement for further capital issuances.”

Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) was the sole manager for the Notes offering.

The Notes will be issued and sold pursuant to an effective shelf registration statement (File No. 333-198370), the base prospectus included in the registration statement, and a prospectus supplement relating to the offering of the Notes filed with the Securities and Exchange Commission (the “SEC”). Before you invest, you should read the base prospectus in the registration statement, the prospectus supplement relating to the offering and other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may obtain copies of the prospectus supplement and accompanying base prospectus relating to the offering without charge by visiting the SEC’s website at www.sec.gov, or from Sandler O’Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attn: Syndicate Operations (1-866-805-4128).

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to sell any security of the Company, which is made only by means of a prospectus supplement and related base prospectus, nor will there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About BNC Bancorp and Bank of North Carolina: Headquartered in High Point, NC, BNC Bancorp is the parent company of Bank of North Carolina, a commercial bank with $3.7 billion in assets. Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 47 banking offices in North and South Carolina. The Bank’s 10 locations in South Carolina operate as BNC Bank. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is traded and quoted in the NASDAQ Capital Market under the symbol “BNCN.”

Forward-Looking Statements.  This press release contains forward-looking statements relating to the financial condition, results of operations and business of BNC Bancorp and the Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC Bancorp, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (i) the economic recovery may face challenges causing its momentum to falter or a further recession; (ii) expected cost savings and other benefits anticipated in connection with our acquisitions may not be fully realized or realized within the expected time frame; (iii) our ability to integrate acquisitions and retain existing customers and attract new ones; and (iv) adverse changes in credit quality trends. Additional factors affecting BNC Bancorp and the Bank are discussed in BNC Bancorp’s filings with the Securities and Exchange Commission (the “SEC”), Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Please refer to the Securities and Exchange Commission’s website at www.sec.gov where you can review those documents. BNC Bancorp does not undertake a duty to update any forward-looking statements made in this press release.